                                                                     Exhibit 2.1


                                                                    EDGAR FORMAT








                            ASSET PURCHASE AGREEMENT

                               dated July 31, 1998

                                     between

                           James Cable Partners, L.P.

                                       and

                       Rapid Communications Partners, L.P.




                                Table of Contents

                                                                                          Page

         1.       Certain Definitions........................................................1
         2.       Purchase and Sale..........................................................7
                  2.1      Covenant of Purchase and Sale.....................................7
                  2.2      Excluded Assets...................................................7
                  2.3      Assumed Liabilities...............................................7
                  2.4      Consideration.....................................................7
                  2.5      Adjustments to Purchase Price.....................................8
                  2.6      Determination of Adjustments......................................8
                  2.7      Allocation of Purchase Price......................................9
         3.       Buyer's Representations and Warranties.....................................9
                  3.1      Organization of Buyer.............................................9
                  3.2      Authority.........................................................9
                  3.3      No Conflict; Required Consents...................................10
         4.       Seller's Representations and Warranties...................................10
                  4.1      Organization and Qualification of Seller.........................10
                  4.2      Authority........................................................10
                  4.3      No Conflict; Required Consents...................................10
                  4.4      Assets; Title, Condition and Sufficiency.........................10
                  4.5      Real Property....................................................11
                  4.6      Acquired Contracts...............................................12
                  4.7      Employment Matters...............................................12
                  4.8      Litigation.......................................................13
                  4.9      Financial Statements.............................................13
                  4.10     Tax Returns; Other Reports.......................................13
                  4.11     Compliance with Legal Requirements...............................14
                  4.12     Patents, Trademarks and Copyrights...............................16
                  4.13     Environmental....................................................16
                  4.14     Books and Records................................................17
                  4.15     Accounts Receivable..............................................17
                  4.16     Disclosure.......................................................17
         5.       Covenants.................................................................17
                  5.1      Certain Affirmative Covenants of Seller..........................17
                  5.2      Certain Negative Covenants of Seller.............................18
                  5.3      Required Consents and Franchise Renewals.........................19
                  5.4      No Shopping......................................................19
                  5.5      Updated Schedules................................................19
                  5.6      Confidentiality..................................................20
                  5.7      Title Insurance Commitments and Surveys..........................20
                  5.8      Employee Matters.................................................21
                  5.9      Use of Names and Logos...........................................21
                  5.10     Bulk Sales.......................................................21
                  5.11     Transfer Taxes...................................................22
         6.       Conditions Precedent......................................................22


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



                  6.1      Conditions to Buyer's Obligations................................22
                  6.2      Conditions to Seller's Obligations...............................23
         7.       Closing...................................................................24
                  7.1      Closing; Time and Place..........................................24
                  7.2      Seller's Obligations.............................................24
                  7.3      Buyer's Obligations..............................................25
         8.       Termination and Default...................................................26
                  8.1      Termination Events...............................................26
                  8.2      Effect Of Termination............................................26
         9.       Indemnification...........................................................27
                  9.1      Indemnification by Seller........................................27
                  9.2      Indemnification by Buyer.........................................27
                  9.3      Procedure for Indemnified Third Party Claim......................28
                  9.4      Determination of Indemnification Amounts and Related Matters.....29
                  9.5      Survival; Time and Manner of Certain Claims......................29
                  9.6      Claims Against the Indemnity Escrow Deposit......................29
                  9.7      Other Indemnification............................................30
         10.      Miscellaneous Provisions..................................................30
                  10.1     Expenses.........................................................30
                  10.2     Brokerage........................................................30
                  10.3     Waivers..........................................................30
                  10.4     Notices..........................................................30
                  10.5     Entire Agreement; Amendments.....................................31
                  10.6     Binding Effect; Benefits.........................................31
                  10.7     Headings, Schedules and Exhibits.................................31
                  10.8     Counterparts.....................................................32
                  10.9     Governing Law....................................................32
                  10.10    Severability.....................................................32
                  10.11    Third Parties; Joint Ventures....................................32
                  10.12    Construction.....................................................32
                  10.13    Attorneys' Fees..................................................32
                  10.14    Risk of Loss; Condemnation.......................................32


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


                         Table of Exhibits and Schedules



         Exhibit 2.4(b)                      Indemnity Escrow Agreement
         Exhibit 6.1(e)                      Opinion of Seller's FCC Counsel
         Exhibit 6.1(f)                      Opinion of Seller's Counsel
         Exhibit 7.2(a)                      Bill of Sale
         Exhibit 7.2(c)                      FIRPTA Affidavit
         Exhibit 7.2(d)                      Noncompetition Agreement
         Exhibit 7.2(h)                      Assignments of Leases
         Exhibit 7.3(b)                      Assumption Agreement


         Schedule 1                          Description of the Business
         Schedule 2                          Acquired Contracts
         Schedule 3                          Other Assumed Liabilities
         Schedule 4                          Equipment
         Schedule 5                          Intangibles
         Schedule 6                          Real Property
         Schedule 7                          Allocation of Purchase Price
         Schedule 8                          Conflicts; Required Consents
         Schedule 9                          Encumbrances
         Schedule 10                         Government Permits
         Schedule 11                         Employees
         Schedule 12                         Litigation
         Schedule 13                         Patents, Trademarks and Copyrights

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") is made and entered into as of July 31, 1998, by and between James Cable Partners, L.P., a Delaware limited partnership ("Seller"), and Rapid Communications Partners, L.P., a Colorado limited partnership ("Buyer").


                                    Recitals

         Seller is engaged in the business of providing cable television service to subscribers in and around Byrdstown, Pickett County, Burrville, Scott County, Huntsville, Oneida, Winfield, Morgan County, Wartburg, Oakdale, Roane County, Fentress County, Jamestown, Allardt, Clarkrange and Cumberland County, Tennessee (the "Service Area"). Buyer desires to purchase and Seller desires to sell substantially all of the assets of Seller used or held for use in connection with the delivery of cable television services to subscribers in the Service Area as described on Schedule 1 (the "Business").


                                   Agreements

         In consideration of the mutual covenants and promises set forth herein, Buyer and Seller agree as follows:

         1.       Certain Definitions.

         As used in this Agreement, the following terms, whether in singular or plural forms shall have the following meanings:

         "Acquired Contracts" means all Contracts, other than Governmental Permits, pertaining to the ownership, operation and maintenance of the Assets or the Business that are listed on Schedule 2, but not including any Excluded Assets.

         "Affiliate" means with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

         "Assets" means the Governmental Permits, the Intangibles, the Acquired Contracts, the Equipment and Real Property, but excluding any Excluded Assets.

         "Assumed Liabilities" means (i) Seller's obligations to subscribers of the Business for (A) subscriber deposits held by Seller as of Closing, which are refundable, to the extent Buyer receives credit therefor under Section 2.5; (B) subscriber advance payments held by Seller as of Closing, to the extent Buyer receives credit therefor under Section 2.5; and (C) the delivery of cable television service to the subscribers of the Business in the Service Area after Closing; (ii) all accrued liabilities of the Business for which Buyer receives a credit under Section 2.5, (iii) those obligations and liabilities attributable to periods after Closing under the Acquired Contracts and Governmental Permits;
(iv) other obligations and other liabilities of Seller only to the extent that there shall be an adjustment in favor of Buyer with respect thereto pursuant to
Section 2.5; (v) all obligations and other liabilities arising out of Buyer's ownership of the Assets or operation of the Business after Closing; and (vi) all of the obligations and liabilities of Seller listed on the attached Schedule 3.

         "Basic Services" means cable television programming sold to subscribers as a package, including broadcast and satellite service programming for which a subscriber pays a fixed monthly fee to Seller, but not including Pay TV, and excluding pass-through charges.

         "Basic Subscribers" means as of any date and for each franchise area served by a System, all subscribers receiving Basic Services from that System who are individually billed Seller's standard rate for Basic Services. For purposes of the foregoing, there is excluded from the count of Basic Subscribers
(i) any subscriber who is more than two billing periods past due in the payment of any amount owed and due to Seller in excess of $5.00, (ii) any subscriber who as of the Closing Date has not paid at least one full month's payment for Basic Services and all installation charges owed and due, (iii) any subscriber whose service as of the Closing Date is pending disconnection for any reason, and (iv) any subscriber who was solicited to purchase Basic Services by any promotions or offers of discounts other than in the ordinary course of the Businesection For purposes of the foregoing, payments on account of monthly billings to a subscriber of a System shall be deemed to be due on the first day of the billing period during which the service to which such billings relate is provided and shall be deemed to be applied, in accordance with Seller's present practice, to those amounts owed and due Seller that have been due and unpaid the longest.

         "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

         "Cable Act" means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. section 151 et seq. (the"Communications Act"), and all other provisions of the Cable Communications Policy Act of 1984, Pub. L. No. 98-549, the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act, as such statutes may be amended from time to time, and the rules and regulations promulgated thereunder.

         "Closing" has the meaning given in Section 7.1.

         "Closing Date" means the date on which Closing occurs.

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


         "Contract" means all written or oral contracts, mortgages, deeds of trust, bonds, indentures, leases, licenses, notes, franchises (other than those franchises that are Governmental Permits), certificates, options, warrants, rights, or other instruments, documents, obligations, or agreements to which Seller is a party or a successor or assign.

         "Earnest Money Deposit" has the meaning given in Section 2.4.

         "Encumbrance" means any security agreement, financing statement filed with any Governmental Authority, any conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract, or otherwise.

         "Environmental Law" means any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         "Equipment" means all of the electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, line extenders, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, transformers behind television sets and fittings) and any other distribution equipment, headend hardware (including origination equipment, earth stations, modulators, processors, receivers, character generators, insertion equipment and transmission equipment), test equipment, meters, lashers, TDRs, vehicles, trailers and other tangible personal property of Seller that are used or held for use by Seller in the Business and that are listed on the attached Schedule 4, but not including any Excluded Assets.

         "Equivalent Basic Units" or "EBU's" means, as of any date and for each franchise area served by a System, the number derived by dividing (a) the total monthly billings for sales of Basic Services by that System during the most recent month ended prior to the date of calculation to bulk billed subscribers, whether on a discounted or undiscounted basis (but excluding billings in excess of a single month's charges for any account), by (b) the standard monthly rate (without discount of any kind) charged by Seller to single family households for Basic Services sold by the System in effect for the month of June 1998. For purposes of the foregoing, there are excluded (i) all billings to any bulk billed account which is more than two billings periods past due in the payment of any amount owed and due to Seller in excess of $5.00 for such bulk account,
(ii) all billings to any bulk billed account which has not paid at least one full month's payment for Basic Services and all installation charges owed and due, (iii) that portion of the billings to each bulk billed account representing an installation or other non-recurring charge, a charge for equipment or for any additional outlet, a charge for any tiered service (whether or not included within Pay TV), or a pass-through charge for sales taxes, line-itemized franchise fees and charges and the like, (iv) all billings to any bulk billed account whose service is pending disconnection for any reason, and (v) all billings to any bulk billed account which was solicited to purchase such services by any promotions or by offers of discounts other than in the ordinary course of the Businesection For purposes of the foregoing, payments on account of monthly billings to a bulk billed subscriber of a System shall be deemed to be due on the first day of the billing period during which the service to which such billings relate is provided and shall be deemed to be applied, in accordance with Seller's present practice, to those amounts owed and due Seller that have been due and unpaid the longest.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated thereunder and published interpretations with respect thereto.

         "Escrow Agent" shall mean NBD Bank.

         "Excluded Assets" means all assets of Seller other than the Assets, including, but not limited to (i) Contracts for satellite-delivered programming;
(ii) insurance policies and rights and claims thereunder (except as otherwise provided in Section 10.14); (iii) bonds, letters of credit, surety instruments, and other similar items; (iv) cash and cash equivalents; (v) Seller's trademarks, trade names, service marks, service names, logos, and similar proprietary rights (subject to Buyer's rights under Section 5.9); (vi) any Contract governing or evidencing an obligation of Seller for borrowed money; and
(vii) Seller's On/Line Operating & License Agreement with CableData, Inc..

         "Financial Statements" has the meaning given in Section 4.9.

         "GAAP" means generally accepted accounting principles.

         "Governmental Authority" means the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi- governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities.

         "Governmental Permits" means all franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority that pertain primarily to the Business or are required for the conduct of the Business as currently conducted by Seller.

         "Hazardous Substance" means any pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes which are regulated by any Governmental Authority, including (a) any petroleum or petroleum compound (refined or crude), flammable substance, explosive, radioactive material or any other material or pollutant which poses a hazard or potential hazard to the Real Property or to Persons in or about the Real Property or cause the Real Property to be in violation of any laws, regulations or ordinances of federal, state or applicable local governments, (b) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Control Act, 15 U.S.C. section 2601 et seq.,
(c) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. section 1251 et seq., (d) "pesticide," as defined in the Federal

     Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. section 135 et seq.,
(e) "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C.
section 2601 et seq., (f) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. section 9601 et seq., (h) "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq.

         "Indemnity Escrow Deposit" has the meaning given in Section 2.4.

         "Intangibles" means all intangible assets owned by the Seller that are used or held for use by Seller in the Business and that are listed on the attached Schedule 5, including subscriber lists, accounts receivable, patents, copyrights and goodwill, if any, but not including any Excluded Assets.

         "Judgment" means any judgment, writ, order, injunction, award, or decree of any court, judge, justice, or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

         "Knowledge" of Seller of or with respect to any matter means that William R. James, C. Timothy Trenary or Daniel K. Shoemaker has, or after due inquiry of C.K. Allen or Faron Jackson (who are Seller's on-site management personnel with respect to the Business and the Assets) and reasonable investigation of Seller's books and records would have, actual awareness or knowledge of such matter.

         "Legal Requirements" means any applicable principle of common law and any applicable statute, ordinance, code or other law, rule, regulation or order of any Governmental Authority, including Judgments.

         "Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing, or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.

         "Losses" means any claims, losses, liabilities, damages, Encumbrance (other than a Permitted Encumbrance), penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of other experts; provided however, that Losses shall be deemed to be net of insurance proceeds received by such Person.

         "Outside Closing Date" has the meaning given in Section 8.1.

         "Pay TV" means premium programming services selected by and sold to subscribers on an a la carte basis for monthly fees in addition to the fee for Basic Services.

         "Permitted Encumbrances" means the following Encumbrances: (a) liens for taxes, assessments and governmental charges not yet due and payable, (b) zoning laws and ordinances and similar Legal Requirements, (c) rights reserved to or by any Governmental Authority to regulate the affected property, (d) as to Real Property, any easements, rights-of-way, servitudes, permits, restrictions which are reflected in the public records, and
(e) any minor imperfections as irregularities in title to Real Property which do not individually or in the aggregate interfere with the right or ability to own, use or operate Real Property or to convey good, marketable and indefeasible title to Real Property; provided, however, that (i) Permitted Encumbrances will not include any item which could materially adversely affect the conduct of the Business as presently conducted by Seller and (ii) classification of any item as a Permitted Encumbrance under (a) above will not affect any liability Seller may have for such item, including pursuant to any indemnity obligation under this Agreement.

         "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, limited liability company, trust, association, or unincorporated entity of any kind.

         "Prime Rate" means the rate announced from time to time by Citibank, N.A. as its prime rate for loans to commercial customers.

         "Real Property" means all Assets consisting of realty, including all appurtenances, improvements and fixtures located on such realty, and any other interests in real property that are listed on Schedule 6, but not including any Excluded Assets.

         "Required Consents" means all cable television franchises, licenses, authorizations, approvals and consents required under Governmental Permits, Acquired Contracts or otherwise for (i) Seller to transfer the Business or any of the Assets to Buyer, (ii) Buyer to conduct the Business and to own, lease, use and operate the Assets at the places and in a manner similar to the manner in which the Business is conducted by Seller as of the date of this Agreement and on the Closing Date, and (ii) Buyer to assume and perform the Governmental Permits and the Acquired Contracts; provided, however, that any consent that is or may be required of Joseph Armes ("Armes") and/or Advanced Cable Communications, Inc. ("ACCI") under that certain Noncompetition Agreement dated April 13, 1993 by and among Armes, ACCI and Seller shall neither be nor be deemed to be a "Required Consent."

         "Subscribers" means the sum of Basic Subscribers and Equivalent Basic Units.

         "System" means each cable television reception and distribution system located in the Service Area and operated by Seller for the purpose of conducting the Business, consisting of a headend, distribution cable and electronics, subscriber drops and associated electronic and other equipment, and which is, or is capable of being without modification, operated as an independent system without interconnections to any other system. Any systems which are interconnected or which are served in total or in part by a common headend are considered to be a single System.

         "Taxes" means all levies and assessments of any kind or nature imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise, or property taxes, together with any interest thereon and any penalties, additions to tax, or additional amounts applicable thereto.

         "Title Company" has the meaning given in Section 5.7.

         "Title Defect" has the meaning given in Section 5.7.

         "Transaction Documents" means all instruments and documents executed and delivered by Buyer or Seller or any officer, director, or Affiliate of either of them in connection with this Agreement or the transactions contemplated hereby.

         2.  Purchase and Sale.

         2.1 Covenant of Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at Closing Seller shall sell, convey, assign, and transfer to Buyer, and Buyer shall purchase and acquire from Seller, for the Purchase Price, free and clear of all Encumbrances except Permitted Encumbrances, all of Seller's right, title and interest in and to the Assets.

         2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Assets shall not include any of the Excluded Assets, all rights, titles and interests in which shall be retained by Seller.

         2.3 Assumed Liabilities. After Closing, Buyer shall assume, pay, discharge, and perform the Assumed Liabilities. Except only for Assumed Liabilities, Buyer does not assume, and shall not have any responsibility for, any liabilities or obligations of Seller, including but not limited to liabilities or obligations associated with Excluded Assets.

         2.4 Consideration. Buyer shall pay to Seller total consideration for the Assets the sum of $14,700,000 (the "Purchase Price"), subject to adjustment as provided in Sections 2.5 and 2.6. The Purchase Price shall be paid as follows:

             (a) Upon execution of this Agreement, Buyer shall deliver to Escrow Agent either cash or a letter of credit in the amount of $500,000 (the cash or the proceeds of the letter of credit, as the case may be, together with all earnings thereon, the "Earnest Money Deposit"), which Escrow Agent shall hold the Earnest Money Deposit in escrow pursuant to the Escrow Agreement among Buyer, Seller and Escrow Agent and dated as of the date of this Agreement (the "Earnest Money Escrow Agreement"). The Earnest Money Deposit shall be returned to Buyer at Closing. If this Agreement is terminated prior to Closing the Earnest Money Deposit shall be disbursed as provided in Section 8.2.

             (b) At Closing Buyer shall deliver to Escrow Agent the sum of $250,000 (together with all earnings thereon, the "Indemnity Escrow Deposit"), which Escrow Agent shall hold in escrow pursuant to an Indemnity Escrow Agreement among Buyer, Seller and Escrow Agent in the form attached hereto as
Exhibit 2.4(b) (the "Indemnity Escrow Agreement") executed and delivered by them at Closing and to be disbursed as provided in Section 9.6.

                  (c) At Closing Buyer shall pay to Seller the amount of the adjusted Purchase Price, less the Indemnity Escrow Deposit, by wire transfer of immediately available funds to an account designated by Seller.

         2.5 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

                  (a) The Purchase Price shall be adjusted on a pro rata basis as of the Closing Date for all prepaid expenses (to the extent such prepayments may accrue to Buyer's benefit), accrued expenses (including but not limited to real and personal property Taxes), prepaid income, advertising receivables, and accounts receivable of Subscribers, all as determined in material compliance with GAAP consistently applied, to reflect the principle that all expenses and income attributable to the Business for the period prior to the Closing Date are for the account of Seller, and all expenses and income attributable to the Business for the period on and after the Closing Date are for the account of Buyer.

                  (b) There shall be retained by Seller and credited to the account of Buyer (but only to the extent they relate to the Business) advance payments to, or funds of third parties on deposit with, Seller as of the Closing Date and relating to the Business, including advance payments and deposits by Subscribers served by the Business for converters, encoders, decoders, cable television service and related sales.

                  (c) There shall be credited to the account of Seller and become the property of Buyer (but only to the extent that Buyer is entitled to the benefit or value thereof after Closing), deposits relating to the Business that are held by third parties as of the Closing Date for the account of Seller or as security for Seller's performance of its obligations (other than with respect to Excluded Assets and any other deposits the full benefit of which will not be available to Buyer following the Closing Date), including deposits on leases and deposits for utilities and pole attachments.

         2.6 Determination of Adjustments. Preliminary and final adjustments to the Purchase Price shall be determined as follows:

                  (a) At least five Business Days prior to Closing, Seller shall deliver to Buyer a report (the "Preliminary Adjustments Report"), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the adjustments referred to in Section 2.5, which are calculated as of the Closing Date, and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. The net adjustment shown in the Preliminary Adjustments Report shall be reflected as an adjustment to the portion of the Purchase Price payable at Closing.

                  (b) Within thirty days after Closing, Buyer shall deliver to Seller a report (the "Final Adjustments Report"), certified by Buyer in the same manner as the Preliminary Adjustment Report, showing in detail the final determination of all adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report. Seller shall provide Buyer with reasonable access to all records which Seller has in its possession and which are reasonably necessary for Buyer to prepare the Final Adjustments Report.

Seller shall provide Buyer with reasonable access to all records which has in its possession and which are reasonably necessary for Buyer to prepare the Final Adjustments Report.

                  (c) Within thirty days after receipt of the Final Adjustments Report, Seller shall give Buyer written notice of Seller's objections, if any, to the Final Adjustments Report. If Seller makes any such objection, the parties shall endeavor to agree on the amount, if any, which is not in dispute within thirty days after Buyer's receipt of Seller's objections to the Final Adjustments Report. Buyer shall pay to Seller within ninety days after the Closing Date or three business days after agreement is reached on the undisputed portion of the Final Adjustments Report, whichever is later, any such undisputed amount, plus interest on such amount at the Prime Rate from the Closing Date. Seller and Buyer shall cause the accounting firm of Deloitte & Touche to resolve any remaining disputed amounts within 120 days after the Closing Date; the determination of such firm shall be conclusive and binding upon Seller and Buyer. Seller and Buyer shall bear equally the fees and expenses payable to such firm in connection with such determination, unless the determination results in a net decrease in the Purchase Price of more than ten percent, in which the Seller shall be solely responsible for the payment of such fees and expenses. Within three business days after the date of such determination, the party required to pay the net amount of such determination shall pay to the other by wire transfer of immediately available funds such amount.

         2.7 Allocation of Purchase Price. The Purchase Price, as adjusted, shall be allocated among the Assets in accordance with the attached Schedule 7. Seller and Buyer shall be bound by such allocations, shall not take any position inconsistent with such allocations, and shall file all returns and reports with respect to the transactions contemplated by this Agreement (including all federal, state and local tax returns) on the basis of such allocations.

         3. Buyer's Representations and Warranties. Buyer represents and warrants to Seller, as of the date of this Agreement and as of Closing, as follows:

          3.1 Organization of Buyer. Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Colorado, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted. Buyer is duly qualified to do business as a foreign limited partnership and is in good standing in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, including, by the Closing Date, the State of Tennessee.

         3.2 Authority. Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         3.3 No Conflict; Required Consents. The execution, delivery, and performance by Buyer of this Agreement do not and will not: (i) conflict with or violate any provision of the

Certificate of Limited Partnership or Partnership Agreement of Buyer; (ii) violate any provision of any Legal Requirements; or (iii) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

         4. Seller's Representations and Warranties. Seller represents and warrants to Buyer, as of the date of this Agreement and as of Closing, as follows:

         4.1 Organization and Qualification of Seller. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted. Seller is duly qualified to do business as a foreign limited partnership and is in good standing in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary and in which the failure to be so qualified would have a material adverse effect on Buyer.

         4.2 Authority. Seller has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement on the part of Seller have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         4.3 No Conflict; Required Consents. Except as otherwise described on the attached Schedule 8, the execution, delivery, and performance by Seller of this Agreement do not and will not: (i) conflict with or violate any provision of the Certificate of Limited Partnership or the Partnership Agreement of Seller; (ii) materially violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a material default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof), accelerate, or permit the acceleration of the performance required by, any Contract or Encumbrance to which Seller is a party or by which Seller or the Assets are bound or affected;
(iv) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) against or upon any of the Assets; or (v) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or any other Person.

         4.4 Assets; Title, Condition and Sufficiency. Seller is the sole owner of the Assets and has good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in Section 4.5 apply). The Assets are free and clear of all Encumbrances of any kind or nature, except
(a) Permitted Encumbrances, (b) restrictions stated in the Governmental Permits, and (c) those Encumbrances that are disclosed on the attached Schedule 9 and which will be removed and released at or prior to Closing. Except as set forth on Schedule 2-4 of the attached Schedule 2, none of the Equipment is leased by Seller from any other Person. Except as set forth on the attached Schedule 8, the Assets are all the assets necessary to permit Buyer to conduct the Business substantially as it is being conducted by Seller on the date of this Agreement and to perform all the Assumed Liabilities. Seller makes no representation or warranty with respect to the physical condition of the Equipment. Except as expressly provided elsewhere in this Agreement, Seller makes no representation or warranty with respect to the physical condition of those tangible Assets that do not constitute Equipment. Except as disclosed on
Schedule 10, to Seller's knowledge no Person other than Seller has been granted or has applied for a cable television franchise in those portions of the Service Area currently served by Seller.

         4.5      Real Property.

                  (a) To the knowledge of Seller, all the Assets consisting of interests in Real Property are described on the attached Schedule 6. Except as contemplated by the next sentence or otherwise disclosed on the attached
Schedule 6, Seller holds good, marketable and indefeasible fee simple title to the Real Property shown as being owned by Seller in fee simple on the attached
Schedule 6 and the valid and enforceable right to use and possess such Real Property, subject only to Permitted Encumbrances. Seller has valid leasehold interests in Real Property leased by Seller, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights or the exercise of judicial discretion and the application of principles of equity. With respect to Real Property not owned or leased by Seller, Seller has, to its knowledge, the valid enforceable right to use all other Real Property pursuant to the easements, licenses, rights-of-way or other rights described on the attached Schedule 6 or 10, subject only to Permitted Encumbrances, except where the failure to have a valid and enforceable easement, license or right-of-way would not have a material adverse effect on the Business, and except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights or the exercise of judicial discretion and the application of principles of equity.

                  (b) The documents delivered by Seller to Buyer as evidence of each lease of Real Property constitute the entire written agreement between Seller and the owner or sublessor thereof. To Seller's knowledge, there are no leases or other agreements, oral or written, granting to any Person other than Seller the right to occupy or use any Real Property, except as described on the attached Schedule 6 or 10. To Seller's knowledge, all easements, rights-of-way and other rights appurtenant to, or which are necessary for Seller's current use of, any Real Property are valid and in full force and effect, and Seller has not received any notice with respect to the termination or breach of any of those rights. Each parcel of Real Property owned by Seller, any improvements constructed thereon and their current use conform to all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel, except to the extent that any such nonconformance constitutes a Permitted Encumbrance.

         4.6      Acquired Contracts.

                  (a) With respect to the Business, and except for the Acquired Contracts described on the attached Schedule 2 and Contracts included in the Excluded Assets: Seller is not bound or affected by (i) any leases of real or personal property (whether as lessor or lessee); (ii) any retransmission consent Contracts; (iii) any Contracts relating to the sale of advertising on any System; (iv) any Contracts granting Seller any right to attach or place any Equipment to poles or within conduits, crossings or rights-of-way, or similar Contracts; (v) any Contracts granting rights of access to any multiple dwelling unit building, trailer park, docks, resort or other private facility or development; (vi) any Contracts for the provision of service on a bulk billed basis; (vii) any Contracts granting any Person an Encumbrance that is not a Permitted Encumbrance on or against any of the Assets; (viii) any Contracts of employment, or Contracts with consultants or independent contractors; (ix) any Contracts pertaining to the use by Seller of any intellectual property or proprietary information of any other Person; or (x) any Contracts other than those described in any other clause of this paragraph which are material to the operation of the Business as currently conducted by Seller.

                  (b) Seller has delivered to Buyer true and complete copies of each of the Acquired Contracts, including any amendments thereto (or, in the case of oral Acquired Contracts, true and complete written summaries thereof), and true and complete copies of all standard form Contracts used by Seller in its operation of the Business. Except as described in the attached Schedule
2: (i) each of the Acquired Contracts is valid, in full force and effect, and enforceable in accordance with its terms against the parties thereto other than Seller, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights or the exercise of judicial discretion and the application of principles of equity, and Seller has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its material obligations thereunder; (ii) there has not occurred any material default (without regard to lapse of time, the giving of notice, the election of any Person other than Seller, or any combination thereof) by Seller nor, to the knowledge of Seller, has there occurred any material default (without regard to lapse of time, the giving of notice, the election of Seller, or any combination thereof) by any Person other than Seller under any of the Acquired Contracts; and (iii) neither Seller nor, to the knowledge of Seller, any other Person is in arrears in the performance or satisfaction of its obligations under any of the Acquired Contracts, and no waiver or indulgence has been granted by any of the parties thereto.

         4.7      Employment Matters.

                  (a) The attached Schedule 11 includes a complete and correct list of names and positions of all employees of Seller engaged solely in the Business and their current hourly wages or monthly salaries and other compensation. Seller has complied in all material respects with all Legal Requirements relating to the employment of labor, including ERISA, continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes. No reportable event, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any "employee benefit plan" or "multiemployer plan" (as those terms are defined in ERISA) maintained by Seller or any general partner of Seller or any general partner of a general partner of Seller. No prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such employee benefit plan or multiemployer plan, and no material accumulated funding deficiency (as defined in Title I of ERISA) or withdrawal liability (as defined in Title IV of ERISA) exists with respect to any such employee benefit plan or multiemployer plan.

             (b) Seller is not a party to any contract with any labor organization, and Seller has not recognized or agreed to recognize and, to the knowledge of Seller, is not required to recognize any union or other collective bargaining unit. No union or other collective bargaining unit been certified as representing any of its employees, nor has Seller received any requests from any Person for recognition as a representative of employees for collective bargaining purposes. To Seller's knowledge, its employees are not engaged in organizing activity with respect to any labor organization. Seller has no employment agreement of any kind, oral or written, express or implied, that would require Buyer to employ any Person after Closing.

         4.8 Litigation. Except as stated on the attached Schedule 12, there is no Litigation pending or, to Seller's knowledge, threatened, or any Judgment outstanding, involving or affecting the Business or the Assets.

         4.9 Financial Statements. Seller has delivered to Buyer correct and compete copies of unaudited statements of income of the Business for each of the years ended December 31, 1996 and 1997 and for the six month period ended, June 30, 1998 (collectively, the "Financial Statements"). The Financial Statements were prepared in material compliance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present the Business' results of operations for the periods indicated, subject only to normal year-end adjustments (none of which are expected to be material in amount) and the omission of footnotes. Since June 30, 1998 (i) the Business has been operated only in the ordinary course, (ii) Seller has not sold or disposed of any assets other than in the ordinary course of business, (iii) there has been no material adverse change in, and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, assets, or financial condition of the Business, other than matters of a general economic nature or changes affecting the cable television industry generally.

         4.10 Tax Returns; Other Reports. Seller has filed in proper form all federal, state, local, and foreign tax returns and other reports required to be filed, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report. Seller has received no notice of, nor does Seller have any knowledge of, any notice of deficiency or assessment of proposed deficiency or assessment from any taxing Governmental Authority, except as could not result in the imposition on the Assets of any Encumbrance that is not a Permitted Encumbrance. There are no audits pending with respect to Seller and there are no outstanding agreements or waivers by or with respect to Seller that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes for any period. Except as could not result in the imposition on the Assets of any Encumbrance that is not a Permitted Encumbrance, there are no determined deficiencies or proposed assessments of Taxes against Seller or the Business.

         4.11     Compliance with Legal Requirements.

                  (a) To Seller's knowledge, the Business and the operation of the Systems are in material compliance with all Legal Requirements. Seller has not received notice of any violation by Seller or any System of any Legal Requirement applicable to the operation of the Systems as currently conducted by Seller, and has no knowledge of any basis for the allegation of any such violation. Seller is not in default or in violation with respect to any Judgment applicable to the Assets or any System.

                  (b) Seller has delivered to Buyer complete and correct copies of the Governmental Permits, all of which are listed on the attached Schedule
10. Except as described in the attached Schedule 10: (i) each of the Governmental Permits is valid and currently in full force and effect, and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights or the exercise of judicial discretion and the application of principles of equity; and (ii) there has not occurred any material default (without regard to lapse of time, the giving of notice, the election of any Person other than Seller, or any combination thereof) by Seller nor, to the knowledge of Seller, has there occurred any material default (without regard to lapse of time, the giving of notice, the election of Seller, or any combination thereof) by any Person other than Seller under any of the Governmental Permits. There is no legal action, governmental proceeding or investigation, pending or, to Seller's knowledge, threatened, to terminate, suspend or modify any of such Governmental Permits. Seller is in compliance in all material respects with the terms and conditions of all such Governmental Permits and with other applicable requirements of all Governmental Authorities (including the Federal Communications Commission (the "FCC") and the Register of Copyrights) relating to such Governmental Permits, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

                  (c) Seller is permitted under all applicable Governmental Permits and FCC rules, regulations and orders to distribute the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that the Seller makes available to subscribers of any System (the "Signals") and to utilize all carrier frequencies generated by the operation of a System, and is licensed to operate all the facilities required by law to be licensed, including without limitation any business radio and any cable television relay service system being operated as part of any System. Seller has delivered to Buyer complete and correct copies of (i) all notices and requests from the FCC or the US Copyright Office relating to Seller's operation of the Systems and any FCC-licensed or registered facility used in conjunction with Seller's operation of the Systems that were received by Seller on or after January 1, 1995, and (ii) all requests for network nonduplication and syndex protection relating to the Systems that were received by Seller on or after January 1, 1995. Other than the requests for network nonduplication and syndex protection that are described in the preceding sentence, no written requests have been received by Seller during the three years preceding the date of this Agreement from the FCC, the United States Copyright Office or any other Person challenging or questioning the right of Seller's operation of any System and any such FCC-licensed or registered facility. To Seller's knowledge, Seller has not violated any laws or any duty or obligation with regard to protecting the privacy rights of any past or present subscribers. Seller has not received any notice from any person of any violation by Seller of any laws or any duty or obligation with regard to protecting the privacy rights of any past or present subscribers.

Seller has not received any notice from any person of any violation by Seller of any laws or any duty or obligation with regard to protecting the privacy rights of any past or present subscribers.

                  (d) Each System is in material compliance with the provisions of the Cable Act as such Legal Requirements apply to such System. Except as described on the attached Schedule 10, Seller is in compliance with the must-carry and retransmission consent provisions of the 1992 provisions of the Cable Act as they related to each System. Seller has used reasonable good faith efforts to establish rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the Cable Act and any authoritative interpretation thereof now or then in effect, whether or not such rates are or were subject to regulation at that date by any Governmental Authority, including any local franchising authority and/or the FCC, unless such rates were not subject to regulation pursuant to a specific exemption from rate regulation contained in the Cable Act other than the failure of any franchising authority to have been certified to regulate rates. Seller has delivered to Buyer complete and correct copies of FCC Form 1230 filed during the past three years. Seller will deliver to Buyer, upon Buyer's request and at Buyer's expense, and for up to five years after Closing, copies of all reports and filings for the past three years made or filed pursuant to the Cable Act or FCC rules or regulations with respect to any System, including, but not limited to, FCC Forms 159 (Remittance Advice), 159C, 320, 325, 328, 329, 393, 395A, 854, 1200, 1205, 1210,
1215, 1220, 1225, and 1240, copies of Seller's material correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers of any System, including, without limitation, copies of any complaints filed with the FCC with respect to Seller's rates charged to such subscribers (to the extent available to Seller) and any other documentation supporting an exemption from the rate regulation provisions of the Cable Act. The attached Schedule 10 contains a list of all franchise areas that are certified to regulate rates pursuant to the laws and regulations of the FCC and a list of all franchise areas in which a complaint regarding cable programming services has been filed with the FCC and received by Seller.

                  (e) Seller has conducted all system and microwave performance tests and all Cumulative Leakage Index ("CLI") related tests applicable to each System. Seller has (i) maintained appropriate log books and other recordkeeping which accurately reflect all results required to be shown thereon; (ii) to the extent required by the rules and regulations of the FCC, substantially corrected any radiation leakage of any System required to be corrected in connection with Seller's monitoring obligations under the rules and regulations of the FCC; and
(iii) otherwise substantially complied with all applicable CLI rules and regulations in connection with the operation of any System.

                  (f) Each System is being operated in material compliance with the Rules and Regulations of the Federal Aviation Administration ("FAA"). The attached Schedule 10 lists all the existing towers utilized in conjunction with each System. The existing towers of any System are obstruction marked and lighted in accordance with the Rules and Regulations of the FAA and FCC if so required. All required authorizations, including but not limited to, Hazard to Air Navigation determinations, for such towers have been issued by and pursuant to the rules and regulations of the FAA. Except as set forth in Schedule 2-5 of the attached Schedule 2, Seller does not lease space on such towers to any third party.

         4.12 Patents, Trademarks and Copyrights. Seller has timely and accurately made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the Copyright Office. Seller has delivered to Buyer complete and correct copies of all reports and filings made or filed by Seller pursuant to copyright rules and regulations with respect to the Business since January 1, 1995. Except as set forth on Schedule 13, and with respect to the Assets and the Business, Seller does not possess any patent, patent right, trademark or copyright and is not a party to any license or royalty agreement with respect to any patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally. Seller has not received any notice from any Person that the operation of the Business as currently conducted by Seller violates or infringes upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or the like.

         4.13     Environmental.

                  (a) To Seller's knowledge, the Business and the Assets are currently in compliance with, and have been operated by Seller in compliance with, applicable Environmental Laws. Seller has not received any notice that its operation of the Business and the Assets have violated applicable Environmental Laws. Seller has not received any notice that the Business and the Assets were previously operated by any Person other than Seller other than in substantial compliance with applicable Environmental Laws. Other than in accordance with Environmental Laws and in quantities and in a manner that would not reasonably be expected to result in any liability under any applicable Environmental Laws, Seller has not generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or from, any Real Property, or transported or arranged for the transportation of any Hazardous Substances to or from any Real Property. Seller has not received any notice that any present or previous owners, tenant, occupant or user of any Real Property, generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or from, any Real Property, or transported or arranged for the transportation of any Hazardous Substances to or from any Real Property, in each case other than in accordance with Environmental Laws and in quantities and in a manner that would not reasonably be expected to result in any liability under any applicable Environmental Laws. To Seller's knowledge, no release of Hazardous Substances outside the Real Property has entered or threatens to enter any Real Property. No claim or investigation based on applicable Environmental Laws which relates to the Business, the Assets or any Real Property or any operations on Real Property by Seller has been asserted in the past, or is currently pending, or to Seller's knowledge, is threatened or contemplated, against or with respect to Seller. Seller has not received any notice of any claim or investigation based on Environmental Laws which relates any operations on such Real Property by any Person other than Seller.

                  (b) To Seller's knowledge, (i) no underground storage tanks are currently or have been located on any Real Property, and (ii) no Real Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes. To Seller's knowledge, there are no incinerators, septic tanks or cesspools on the Real Property, and all waste is discharged into a public sanitary sewer system.

                  (c) Seller has provided Buyer with complete and correct copies of (i) all studies, reports, surveys or other materials in Seller's possession or control disclosing the presence, the absence or the alleged presence of Hazardous Substances at, on or affecting the Real Property, (ii) all notices or other materials in Seller's possession or control, which were received from any Governmental Authority having the power to administer or enforce any Environmental Laws, and which relate to the Business, the Assets, the current or past ownership, use or operation of the Real Property or activities at the Real Property, and (iii) all materials in Seller's possession or control relating to any claim, allegation or action by any private Person under any Environmental Law.

         4.14 Books and Records. All of the books, records, and accounts of the Business are in all material respects true and complete, are maintained in accordance with good business practice, comply in all material respects with all Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements.

         4.15 Accounts Receivable. Seller is the true and lawful owner of its accounts receivable generated in the Business and has good and clear title to each such account, free and clear of all Encumbrances that are not Permitted Encumbrances, with the absolute right to transfer any interest therein. Each such account is (i) a valid obligation of the account debtor enforceable in accordance with its terms, free and clear of all encumbrances, set-offs, adverse claims, assessments, defaults, prepayments, defenses, and conditions precedent, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor's rights or the exercise of judicial discretion and the application of principles of equity, and (ii) a true and correct statement of the account for merchandise actually sold and delivered to, or for actual services performed for and accepted by, such account debtor.

         4.16 Disclosure. No representation or warranty by Seller in this Agreement, or in any statement in any Schedule or Exhibit of this Agreement, or any statement, list or certificate furnished or to be furnished by Seller pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made. Without limiting the generality of the foregoing, the information set forth in Schedule 1 concerning the Business is accurate and complete in all respects.

         5.      Covenants.

         5.1 Certain Affirmative Covenants of Seller. Except as Buyer may otherwise consent in writing, between the date of this Agreement and Closing Seller shall:

                 (a) Operate the Business only in the usual, regular, and ordinary course and in accordance with Seller's past practices (including but not limited to completing line extensions, placing conduit or cable in new developments, and fulfilling installation requests) and, to the extent consistent with such operation, use commercially reasonable efforts to (i) preserve the current business organization of the Business intact, (ii) keep available the services of its employees providing services in connection with the Business, (iii) continue normal marketing, advertising, and promotional expenditures with respect to the Business, and (iv) preserve any beneficial business relationships with all customers, suppliers, and others having business dealings with Seller relating to the Business;

                  (b) (i) maintain the Assets in their condition and state of repair as of the date of this Agreement, ordinary wear excepted, (ii) maintain inventories of spare Equipment consistent with Seller's past practice; (iii) maintain in full force and effect policies of insurance with respect to the Assets and the Business, in such amounts and with respect to such risks as have been maintained by Seller in accordance with its past practice; and (iv) continue to implement its procedures for disconnecting and discontinuance of service to subscribers whose accounts are delinquent in accordance with Seller's past practice.

                  (c) (i) duly comply in all material respects with all Legal Requirements; (ii) perform all of its obligations under all of the Acquired Contracts and Governmental Permits without material default; and (iii) maintain its books, records, and accounts in the usual, regular, and ordinary manner on a basis consistent with past practices;

                  (d) (i) give to Buyer, and its counsel, accountants, and other representatives, reasonable access during normal business hours to the premises of Seller and the Business, the Real Property, all of the Assets, Seller's books and records, and the personnel of the Business; (ii) provided the same is reasonably available to Seller, furnish to Buyer and such representatives all such additional documents (certified by an officer of Seller, if requested), financial information, and other information as Buyer may from time to time reasonably request;

                  (e) promptly deliver to Buyer, upon Buyer's written request, true and complete copies of all monthly and quarterly financial statements and operating reports relating solely to the Business that are prepared by Seller at any time from the date of this Agreement until Closing; and

                  (f) promptly notify Buyer of any circumstance, event, or action by Seller or otherwise (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement, or
(ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Seller in this Agreement or in any Transaction Documents not being true and correct in all material respects when made or at Closing, and, with respect to clause (ii), use commercially reasonable efforts to remedy the same.

         5.2 Certain Negative Covenants of Seller. Except as Buyer may otherwise consent in writing, or as contemplated by this Agreement, between the date of this Agreement and Closing Seller shall not:

                  (a) itself, or permit any of its officers, partners, agents or employees to, pay any of Seller's subscriber accounts receivable (other than for service to their own residences) prior to Closing;

                  (b) modify, terminate, renew, suspend, or abrogate any Acquired Contract other than in the ordinary course of business;

                  (c) modify, terminate, renew, suspend, or abrogate any Governmental Permit;

                  (d) enter into any transaction or permit the taking of any action that would result in any of the representations and warranties of Seller in this Agreement or in any Transaction Document not being true and correct in all material respects when made or at Closing; or

                  (e) engage in any marketing, subscriber installation, or collection practices that are inconsistent with such practices of Seller for the periods covered by the Financial Statements.

         5.3 Required Consents and Franchise Renewals. Seller shall exercise commercially reasonable efforts (i) to obtain, as soon as possible, all of the Required Consents, in a form reasonably acceptable to Buyer (which acceptance shall not be unreasonably withheld) and (ii) to obtain the appraisal referenced in Section 6.2(g) of this Agreement. Buyer shall cooperate with Seller to obtain all Required Consents, but neither Seller nor Buyer shall be required to agree to any material changes in, or the imposition of any material condition to the transfer to Buyer of, any Acquired Contract or Governmental Permit as a condition to obtaining any Required Consent.

         5.4 No Shopping. None of Seller, its general partner, any general partner of its general partner, or any agents or any representative of any of them shall, during the period commencing on the date of this Agreement and ending with the earlier to occur of Closing or the termination of this Agreement, directly or indirectly solicit or initiate the submission of proposals or offers from any Person for, participate in any discussions pertaining to, or furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of the Business or any of the Assets.

         5.5 Updated Schedules. Not less than five days prior to Closing, Seller shall deliver to Buyer revised copies of the attached Schedules 1 through 13 which shall be been updated to show any material changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of Seller's representations and warranties and covenants in this Agreement, all references to the Schedules shall mean the version of the Schedules attached to this Agreement on the date of execution of this Agreement, and provided, further, that if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets, Buyer, at or before Closing, shall have the right (to be exercised by written notice to Seller) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement, except to the extent that the addition of such item by Seller was in compliance with Section 5.2.

         5.6 Confidentiality.

                  (a) Any non-public information that Buyer may obtain from Seller in connection with this Agreement with respect to any System shall be deemed confidential and, unless and until Closing shall occur, Buyer shall not disclose any such information to any third party (other than its directors, officers, employees, and officers, employees and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Seller; provided that (i) Buyer may use and disclose any such information once it has been publicly disclosed(other than by Buyer in breach of its obligations under this Section) or which rightfully has come into the possession of Buyer (other than from Seller), and (ii) to the extent that Buyer may become compelled by Legal Requirements to disclose any of such information, Buyer may disclose such information if it shall have used all reasonable efforts, and shall have afforded Seller the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Buyer shall use all reasonable efforts to cause to be delivered to Seller, and retain no copies of, any documents, work papers and other materials obtained by Buyer or on its behalf from Seller, whether so obtained before or after the execution hereof.

                  (b) Any non-public information that Seller may obtain from Buyer in connection with this Agreement with respect to Buyer or any of its Affiliates shall be deemed confidential, and Seller shall not disclose any such information to any third party (other than its directors, officers, employees and representatives and officers, employees and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Buyer; provided, that (i) Seller may use and disclose any such information once it has been publicly disclosed (other than by Seller in breach of its obligations under this Section) or which rightfully has come into the possession of Seller (other than from Buyer), and (ii) to the extent that Seller may become compelled by Legal Requirements to disclose any of such information, Seller may disclose such information if it shall have used all reasonable efforts, and shall have afforded Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Seller shall use all reasonable efforts to cause to be delivered to Buyer, and retain no copies of, any documents, work papers, and other materials obtained by Seller or on its behalf from Buyer, whether so obtained before or after the execution hereof.

                  (c) Except as required by Legal Requirements, neither Seller nor Buyer shall make any press release or public announcement or statement without the prior written consent and approval of the other. Seller and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements or statements, and any oral or written statements to Seller's employees concerning this Agreement and the transactions contemplated hereby.

         5.7 Title Insurance Commitments and Surveys. Seller shall provide to Buyer within thirty days after the date of this Agreement, (i) commitments of title insurance (the "Title

Commitments") issued by a nationally-recognized title insurance company (the "Title Company"), and photocopies of all recorded items described as exceptions therein, committing to insure fee title, in each parcel of the Real Property owned by Seller, in Buyer by ALTA Form B (1970 Rev.) owner's policies of title insurance, and (ii) ALTA-ATA surveys (the "Surveys") of each parcel of the Real Property, owned by Seller, certified to Buyer and the Title Company. If Buyer shall notify Seller within twenty days of its receipt of both the Title Commitments and the Surveys of any Encumbrance or other matter affecting fee title to any parcel of Real Property which, in the reasonable determination of Buyer, is not a Permitted Encumbrance (each a "Title Defect"), Seller shall exercise its best efforts to remove or, with the consent of Buyer, cause the Title Company to commit to insure over by endorsement, each Title Defect prior to Closing. Seller and Buyer shall bear equally all charges payable in connection with the Title Commitments and the Surveys, including without limitation any premiums payable with respect to any title insurance.

         5.8 Employee Matters.

                  (a) Seller shall pay to employees employed in the Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled for periods prior to Closing. Seller shall not, without the prior written consent of Buyer, change the compensation or benefits of any employees of the Business, other than in the ordinary course of business consistent with past practice. Buyer may, but will have no obligation to, offer employment to any of the current employees of Seller.

                  (b) Seller shall be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by Seller pursuant to the provisions of such plans. Buyer assumes neither any liability for any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by Seller.

                  (c) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of Seller or arising under any Legal Requirement affecting employees of Seller incurred before Closing, or resulting or arising from events or occurrences occurring or commencing prior to Closing, will remain the responsibility of Seller, whether or not such employees are hired by Buyer after Closing. Buyer will have and assume no obligation or liability under or in connection with any such plan and will assume no obligation with respect to any preexisting condition of any employee of Seller who is hired as an employee of Buyer.

         5.9 Use of Names and Logos. For a period of 120 days after Closing, Buyer shall be entitled to use the trademarks, trade names, service marks, service names, logos, and similar proprietary rights of Seller to the extent incorporated in or on the Assets, provided that Buyer shall exercise efforts to remove all such names, marks, logos, and similar proprietary rights from the Assets as soon as reasonably practicable following Closing.

         5.10 Bulk Sales. Buyer waives compliance by Seller with all Legal Requirements relating to bulk sales applicable to the transactions contemplated hereby.

         5.11 Transfer Taxes. Seller shall pay all real estate transfer taxes, if any, required to be paid in connection with the transfer of the Assets, and Buyer shall pay all other transfer taxes (including, without limitation, sales tax), if any, required to be paid in connection with the transfer to the Buyer of the Assets. Seller shall pay all of the filing fees required to be paid to the FCC with respect to the filing of any application with the FCC relating to the assignment of any of the Assets to Buyer. Each party shall indemnify and hold the other harmless from and against all Losses arising from any of the taxes or fees to be paid by it pursuant to this Section 5.11.

         6.  Conditions Precedent.

         6.1 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Buyer:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Seller in this Agreement or in any Transaction Document shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing.

                  (b) Performance Of Agreements. Seller shall have, in all material respects, performed all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to be performed and complied with by it at or before Closing.

                  (c) Officer's Certificate. Buyer shall have received a certificate executed by an executive officer of Seller, dated as of Closing, reasonably satisfactory in form and substance to Buyer, certifying that the conditions specified in paragraphs 6.1 (a) and (b) have been satisfied.

                  (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which (i) enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement or by any Transaction Document, or
(ii) requires separation or divestiture by Buyer of all or any significant portion of the Assets after Closing, and there shall be no Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.

                  (e) Opinion of FCC Counsel. Buyer shall have received an opinion of Cole, Raywid & Braverman, L.L.P., special FCC counsel to Seller, dated as of the Closing Date, in the form of the attached Exhibit 6.1(e).

                  (f) Seller's Counsel Opinion. Buyer shall have received an opinion of Miller, Canfield, Paddock & Stone, P.L.C., counsel to Seller, dated as of the Closing Date, in the form of the attached Exhibit 6.1(f).

                  (g) Estoppel Certificates and Short Form Leases. Seller shall have obtained and delivered to Buyer (i) certificates in form reasonably acceptable to Buyer, dated as of the Closing Date, executed by the lessor of each of the Real Property held under lease by Seller and listed on the attached
Schedule 6, each certifying that the respective lease has not been modified except as shown, is in full force and effect, and that the parties are not in material default thereunder, and stating the amount of the rent payable thereunder, and (ii) short form leases for each lease of Real Property, in recordable form, in each case executed by Seller and the lessor thereunder.

                  (h) Required Consents. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that there have been obtained all Required Consents.

                  (i) No Material Adverse Change. There shall not have been any material adverse change in the Assets or the financial condition or operations of the Businesection

                  (j) Releases of Encumbrances. Seller shall have delivered to Buyer releases, in form and substance satisfactory to Buyer, of all Encumbrances affecting any of the Assets other than Permitted Encumbrances.

                  (k) Subscribers. The Business shall have no fewer than 9,300 Subscribers.

                  (l) Legal and Other Matters Satisfactory to Buyer and its Representatives. All actions, proceedings, instruments, and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Buyer's counsel and by Buyer's Special FCC Counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

         6.2 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, which may be waived by Seller:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer in this Agreement or in any Transaction Document to which Buyer is a party shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing.

                  (b) Performance of Agreements. Buyer shall have, in all material respects, performed all obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

                  (c) Officer's Certificate. Seller shall have received a certificate executed by an executive officer of the general partner of Buyer, dated as of Closing, reasonably satisfactory in form and substance to Seller, certifying that the conditions specified in paragraphs 6.2(a) and (b) have been satisfied.

                  (d) Legal Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated hereby or by any Transaction Document, and then shall be no Litigation pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.

                  (e) Legal Matters Satisfactory to Seller's Counsel. All actions, proceedings, instruments, and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Seller's counsel and by Seller's Special FCC Counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                  (f) Required Consents. Seller shall have received evidence, in form and substance reasonably satisfactory to it, that there have been obtained all Required Consents.

                  (g) Appraisal. Seller shall have received from an independent qualified appraiser acceptable to Seller, an appraisal, dated the Closing Date, to the effect that the Purchase Price is at least equal to the "Fair Market Value" (as defined in the Indenture dated as of August 15, 1997 among Seller and James Cable Finance Corp., as Issuers, and United States Trust Company of New York, as Trustee) of the Assets.

              7.  Closing.

              7.1 Closing; Time and Place. The closing of the transactions contemplated by this Agreement ("Closing") shall take place on January 31, 1999, at a time and location mutually determined by Seller and Buyer; provided, however, that either party may at its option, upon five days' notice to the other, adjourn Closing for successive five-day (or shorter) periods to and including the Outside Closing Date, in order to allow for the satisfaction of the conditions to the obligations of the adjourning party stated in Sections 6.1 or 6.2, as applicable.

              7.2 Seller's Obligations. At Closing, Seller shall deliver or cause to be delivered to Buyer, the following:

                  (a) Bill of Sale and Assignment. An executed Bill of Sale and Assignment in the form of the attached Exhibit 7.2(a).

                  (b) Vehicle Titles. Title certificates to all vehicles included among the Assets, endorsed for transfer of title to Buyer, and separate bills of sale therefor, if required by the laws of the States in which such vehicles are titled.

                  (c) FIRPTA Affidavit. An affidavit of Seller, under penalty of perjury, that Seller is not a "foreign person" (as defined in the Foreign Investment in Real Property Tax Act and applicable regulations) and that Buyer is not required to withhold any portion of the consideration payable under this Agreement under the provisions of such Act, in the form attached as Exhibit 7.2(c).

                  (d) Noncompetition Agreement. A Noncompetition Agreement in the form attached as Exhibit 7.2(d) executed by Seller and Seller's general partners (the "Noncompetition Agreement").

                  (e) Officer's Certificate. The certificate described in paragraph 6.1 (c).

                  (f) Evidence of Partnership Actions. Certified resolutions of the general partner of Seller, or other evidence reasonably satisfactory to Buyer, that Seller has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

                  (g) Deeds. General warranty deeds conveying to Buyer, subject only to the exceptions reflected on the Title Policies and Permitted Encumbrances, each parcel of the Real Property owned in fee by Seller.

                  (h) Lease Assignments. Recordable assignments of each of the leases of Real Property leased by Seller, in the form attached as Exhibit 7.2(h).

                  (i) Title Policies. The irrevocable written commitment of the Title Company to deliver to Buyer ALTA Form B (1970 Rev.) owner's policies of title insurance, insuring Buyer's fee or leasehold title, as applicable, in each parcel of the Real Property, and endorsed to delete or modify to the satisfaction of Buyer the standard printed exceptions, and to delete or (if Buyer shall have consented thereto) insure over by endorsement any Title Defects, all premiums and charges shall be borne equally by Buyer and Seller (the "Title Policies").

                  (j) Indemnity Escrow Agreement. Counterparts of the Indemnity Escrow Agreement, executed by Seller and Escrow Agent.

                  (k) Other. Such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

         7.3 Buyer's Obligations. At Closing, except as otherwise provided below, Buyer shall deliver or cause to be delivered to Seller the following:

                  (a) Purchase Price. The Purchase Price, less the Indemnity Escrow Deposit.

                  (b) Indemnity Escrow Deposit. To Escrow Agent, the Indemnity Escrow Deposit.

                 (c) Assumption Agreement. An Assumption Agreement in the form attached as Exhibit 7.3(b).

                 (d) Officer's Certificate. The certificate described in paragraph 6.2(c).

                 (e) Evidence of Partnership Actions. Certified resolutions of the general partner of Buyer, or other evidence reasonably satisfactory to Seller that Buyer has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

                  (f) Indemnity Escrow Agreement. Counterparts of the Indemnity Escrow Agreement, executed by Buyer.

                  (g) Other. Such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

         8.  Termination and Default.

         8.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                  (a) at any time prior to Closing, by the mutual agreement of the Buyer and Seller;

                  (b) by either Buyer or Seller, at any time prior to Closing, if the other is in material breach or default of its respective representations, warranties, covenants, agreements, or other obligations in this Agreement or in any Transaction Document, which breach or default is not cured within 30 days following written notice to the party committing such breach or default, or which cannot, by its nature or timing, be cured prior to the Outside Closing Date;

                  (c) by either Buyer or Seller upon written notice to the other and at any time prior to Closing, if any of the conditions to its obligations set forth in Sections 6.1 and 6.2, respectively, shall not have been satisfied on or before February 28, 1999 (the "Outside Closing Date"), for any reason other than a material breach or default by such party of its respective covenants, agreements, or other obligations hereunder, or any of its representations and warranties herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects;

                  (d) by Seller, if at Closing the Business has more than 9,900 Subscribers; or

                  (e)  as otherwise provided in this Agreement.

         8.2 Effect Of Termination. If this Agreement shall be terminated pursuant to Section 8.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 5.7, 8.2 and Article 10. Termination of this Agreement shall not limit or impair the remedies that either Seller or Buyer may have with respect to a material breach or default by the other of its covenants, agreements or obligations under this Agreement prior to termination; provided, however, (i) that Seller's sole and exclusive remedy for any such breach by Buyer shall be to cause the Escrow Agent to disburse the Earnest Money Deposit to Seller as liquidated damages for such breach, and not as a penalty, and (ii) that Buyer's sole and exclusive remedies for any such breach by Seller shall be either (x) the prompt return of the Earnest Money Deposit (and Buyer and Seller shall so instruct Escrow Agent in writing) and, the payment to Buyer, as liquidated damages and not as a penalty, of the amount of $500,000, or (y) in the event Seller willfully refuses to perform under this Agreement, specific performance of the terms of this Agreement. If this Agreement is terminated solely because the condition set forth in Section 6.2(g) could not be satisfied by the Outside Closing Date, Buyer's sole and exclusive remedy shall be the prompt return of the Earnest Money Deposit (and Buyer and Seller shall so instruct Escrow Agent in writing), the reimbursement by Seller of all costs and expenses actually incurred by Buyer in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, reasonable attorneys' fees), up to a maximum of $100,000, and the payment by Seller to Buyer of the amount of $150,000.

              9.  Indemnification.

              9.1 Indemnification by Seller. From and after Closing, Seller shall indemnify and hold harmless Buyer, its affiliates, officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

                  (a) any representations and warranties made by Seller in this Agreement or in any Transaction Document not being true and accurate when made or when required by this Agreement or any Transaction Document to be true and accurate;

                  (b) any failure by Seller to perform any of its covenants, agreements, or obligations in this Agreement or in any Transaction Document;

                  (c) the operation of the Business prior to Closing; and

                  (d) all liabilities and obligations of Seller that are not Assumed Liabilities.

If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, an Encumbrance, attachment, garnishment, or execution is placed or made upon any of the properties or assets owned or leased by Buyer or any other Indemnitee under this Section, in addition to any indemnity obligation of Seller under this Section, Seller shall furnish a bond sufficient to obtain the prompt release thereof within thirty days from receipt of notice relating thereto.

              9.2 Indemnification by Buyer. From and after Closing, Buyer shall indemnify and hold harmless Seller, its affiliates, officers and directors, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

                  (a) any representations and warranties made by Buyer in this Agreement or in any Transaction Document not being true and accurate when made or when required by this Agreement or any Transaction Document to be true and accurate;

                  (b) any failure by Buyer to perform any of its covenants, agreements, or obligations in this Agreement or in any Transaction Document;

                  (c) the operation of the Business after Closing; and

                  (d) the Assumed Liabilities.

              9.3 Procedure for Indemnified Third Party Claim.

                  (a) Promptly after receipt by a party entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion or commencement of any Litigation with respect to any matters referred to in Sections 9.1 or 9.2, the Indemnitee (i) will, if a claim is to be made against an indemnifying party (the "Indemnitor") under such Section, give written notice to the Indemnitor of the assertion or commencement, and substance, of such Litigation indemnification hereunder and (ii) will thereafter keep the Indemnitor reasonably informed with respect to such Litigation. Neither the failure to notify the Indemnitor or such Litigation nor the failure to keep the Indemnitor reasonably informed will relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by the Indemnitee's failure to give such or to keep the Indemnitor so informed.

                  (b) If any Litigation referred to in Section 9.3(a) is asserted or commenced against an Indemnitee and Indemnitee gives notice to the Indemnitor of such Litigation, the Indemnitor will be entitled to participate in negotiations or defense of such Litigation and, to the extent that Indemnitor wishes (unless the Indemnitor is also a party to such Litigation and the Indemnitee determines in good faith that joint representation would be inappropriate) to assume the negotiation or defense of such Litigation with counsel reasonably satisfactory to the Indemnitee. After notice from the Indemnitor to the Indemnitee of Indemnitor's election to assume the defense of such Litigation, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Section 9.3(a) for any fees of other counsel or any other expenses with respect to the defense of such Litigation, in each case subsequently incurred by the Indemnitee in connection with the defense of such Litigation. If the Indemnitor assumes the defense of such Litigation (i) no compromise or settlement of such Litigation may be effected by the Indemnitor without the Indemnitee's consent, which consent shall not be unreasonably withheld, unless (A) there is no finding or admission of any material violation of Legal Requirements or any material violation of the rights of any Person and no effect on any other Litigation that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (ii) the Indemnitee will have no liability with respect to any compromise or settlement of such Litigation effected without its consent. If notice is given to the Indemnitor of such Litigation and the Indemnitor does not, within 10 days after the Indemnitee's notice is given, give notice to the Indemnitee of its election to assume the defense of such Litigation, the Indemnitee may assume the defense of such Litigation, at the expense of the Indemnitor.

                  (c) Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that any Litigation referred to in Section 9.3(a) may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such Litigation.

              9.4 Determination of Indemnification Amounts and Related Matters.

                  (a) Seller and Buyer shall have no liability under paragraphs 9.1(a) and 9.2(a), respectively, unless and until the aggregate amount of Losses otherwise subject to its indemnification obligations thereunder exceeds $50,000.

                  (b) Any payment by Seller in indemnification hereunder shall be treated as a reduction in the Purchase Price, and any payment by Buyer in indemnification hereunder shall be treated as an increase in the Purchase Price.

              9.5 Survival; Time and Manner of Certain Claims. The representations and warranties of Buyer and Seller in this Agreement and any Transaction Document shall survive Closing; provided, however, that neither Seller nor Buyer shall have any liability, for indemnification under paragraphs
9.1 or 9.2, respectively, or otherwise, unless a claim for Losses for which indemnification is sought thereunder is asserted by the party seeking indemnification thereunder by written notice to the party from whom indemnification is sought within twelve months after Closing, except in the case of claims with respect to breaches of Seller's representation and warranties in
(i) the first two sentences of Section 4.4, in respect of which a claim may be brought at any time, (ii) Section 4.10, in respect of which such written notice must be given within the statutory period of limitation applicable to the claim or action out of which such Losses arise and (iii) any deed delivered to Buyer pursuant to Section 7.2(g) of this Agreement, in respect of which a claim may be brought at any time.

              9.6 Claims Against the Indemnity Escrow Deposit. The Indemnity Escrow Deposit shall be held by the Escrow Agent for six months after Closing (the "Indemnity Escrow Period"). If and to the extent that Buyer suffers or incurs any Losses for which it is entitled to indemnification under Section 9.2, it shall be entitled (but shall have no obligation) to obtain such indemnification from the Indemnity Escrow Deposit, by submitting to the Escrow Agent a claim for a disbursement therefrom in the amount of such Losses (or, if less, the amount of the Indemnity Escrow Deposit) in accordance with the Indemnity Escrow Agreement. Upon expiration of the Indemnity Escrow Period, Seller and Buyer shall direct the Escrow Agent to disburse to Seller the Indemnity Escrow Deposit, less (i) any amounts previously disbursed to Buyer in payment of indemnified Losses, and (ii) any amounts with respect to which Buyer has made a claim for disbursement and Seller has disputed such claim in the manner provided in the Indemnity Escrow Agreement, which amounts shall continue to be subject to the Indemnity Escrow Agreement in accordance with its terms.

         9.7 Other Indemnification. The provisions of Sections 9.3 and 9.4(b) shall be applicable to any claim for indemnification made under any other provision of this Agreement, and all references in Sections 9.3 and 9.4(b) to Sections 9.1 and 9.2 shall be deemed to be references to such other provisions of this Agreement.

         10.    Miscellaneous Provisions.

         10.1 Expenses. Except as otherwise provided in Section 10.13 or elsewhere in this Agreement, each of the parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.

         10.2 Brokerage. Seller shall indemnify and hold Buyer harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services. Buyer shall indemnify and hold Seller harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

         10.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained herein or in any Transaction Document. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement or any Transaction Document shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         10.4 Notices. All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement or any Transaction Document shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         To Seller:                 James Cable Partners, L.P.
                                    710 North Woodward Avenue., Suite 180
                                    Bloomfield Hills, Michigan 48304-2851
                                    Attention:  Dan Shoemaker
                                    Telecopy:   (248) 647-1321

         Copies:           Miller, Canfield, Paddock and Stone, P.L.C.
                                    1400 North Woodward Avenue, Suite 100
                                    Bloomfield Hills, Michigan 48304
                                    Attention:  Brad B. Arbuckle
                                    Telecopy:   (248) 258-3036

         To Buyer:                  Rapid Communications Partners, L.P.
                                    1311 S. Victor Street
                                    Aurora, CO 80012-4847
                                    Attention:  Thomas G. Semptimphelter
                                    Telecopy:   (303) 751 -5221

         Copies:           Hogan & Hartson L.L.P.
                                    1200 Seventeenth Street
                                    Suite 1500
                                    Denver, Colorado 80202
                                    Attention:  Bruce D. Stocks
                                    Telecopy:   (303) 899-7389

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective,
(i) if delivered in person or by courier, or if sent by telecopy or facsimile transmission, upon receipt, or (ii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         10.5 Entire Agreement; Amendments. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

         10.6 Binding Effect; Benefits. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Neither Buyer nor Seller shall assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other. Notwithstanding the foregoing, Buyer shall be entitled to assign this Agreement, in whole or in part, to any affiliate of Buyer without the consent of Seller.

         10.7 Headings, Schedules and Exhibits. The section and other headings in this Agreement are for reference purposes only and will not affect the meaning of interpretation of this Agreement. Reference to Schedules or Exhibits shall, unless otherwise indicated, refer to the Exhibits and Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference. Any item that could be deemed to be properly disclosable on more than one Schedule to this Agreement shall be deemed to be properly disclosed on all such Schedules if it is disclosed in reasonable detailed on any Schedule to the Agreement.

         10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.

         10.9 Governing Law. The validity, performance, and enforcement of this agreement and all transaction documents, unless expressly provided to the contrary, shall be governed by the laws of the state of Colorado, without giving effect to the principles of conflicts of law of such state.

         10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

         10.11 Third Parties; Joint Ventures. This Agreement constitutes an agreement solely between the parties hereto, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of Seller) other than the parties hereto and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

         10.12 Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

         10.13 Attorneys' Fees. Except as otherwise expressly provided in this Agreement, Buyer and Seller shall each pay any and all of their own costs and expenses, including attorneys' fees, relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         10.14    Risk of Loss; Condemnation.

                  (a) Seller will bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of any System or the replacement or restoration of the lost or damaged property within thirty days after the occurrence of the event resulting in such loss or damage, Seller immediately shall notify Buyer of that fact and Buyer, at any time within ten days after receipt of such notice, may elect by written notice to Seller either
(i) to waive such defect and proceed toward consummation of the acquisition of the Assets in accordance with terms of this Agreement or (ii) terminate this Agreement. If Buyer elects so to terminate this Agreement, Buyer and Seller will be discharged of any and all obligations hereunder. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, there will be no adjustment in the consideration payable to Seller on account of such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage shall be delivered by Seller to Buyer, or the rights to such proceeds shall be assigned by Seller to Buyer if not yet paid over to Seller.

                  (b) If, prior to Closing, any material part of or interest in the Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller or Buyer that it intends to condemn all or any part of the Assets (such event being called, in either case, a "Taking"), then Buyer may at its option terminate this Agreement. If Buyer does not elect to terminate this Agreement, then (a) Buyer shall have the sole right, in the name of Seller, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) Seller shall be relieved of its obligation to convey to Buyer the Assets or interests that are the subject of the Taking, (c) at Closing, Seller shall assign to Buyer all of Seller's rights to all damages payable with respect to such Taking and shall pay to Buyer all damages previously paid to Seller with respect to the Taking, and (d) following Closing, Seller shall give Buyer such further assurances of such rights and assignment with respect to the taking as Buyer from time to time reasonably may request.

Buyer and Seller have executed this Agreement as of the date first written above

                              SELLER

                              James Cable Partners, L.P., a Delaware
                              limited partnership

                              By:      James Communications Partners, a
                                       Michigan co-partnership and its
                                       general partner

                                       By:      Jamesco, Inc., a Michigan
                                                corporation and a general
                                                partner of James Communications
                                                Partners

                                                By: /s/ William R. James
                                                    ---------------------------
                                                        Name:  William R. James
                                                        Title: President

                              BUYER

                              Rapid Communications Partners, L.P., a
                              Colorado limited partnership

                              By:     TS Communications, Inc., a
                                      Colorado corporation and its
                                      general partner

                                      By:  /s/ Thomas G. Semptimphelter
                                           ----------------------------
                                           Name:  Thomas G. Semptimphelter
                                                  Title: President

                               Exhibits

         Exhibit 2.4(b)                       Indemnity Escrow Agreement
         Exhibit 6.1(e)                       Opinion of Seller's FCC Counsel
         Exhibit 6.1(f)                       Opinion of Seller's Counsel
         Exhibit 7.2(a)                       Bill of Sale
         Exhibit 7.2(c)                       FIRPTA Affidavit
         Exhibit 7.2(d)                       Noncompetition Agreement
         Exhibit 7.2(h)                       Assignments of Leases
         Exhibit 7.3(b)                       Assumption Agreement


                               Schedules

         Schedule 1                           Description of the Business
         Schedule 2                           Acquired Contracts
         Schedule 3                           Other Assumed Liabilities
         Schedule 4                           Equipment
         Schedule 5                           Intangibles
         Schedule 6                           Real Property
         Schedule 7                           Allocation of Purchase Price
         Schedule 8                           Conflicts; Required Consents
         Schedule 9                           Encumbrances
         Schedule 10                          Government Permits
         Schedule 11                          Employees
         Schedule 12                          Litigation
         Schedule 13                          Patents, Trademarks and Copyrights

                                                                    EDGAR FORMAT








                            ASSET PURCHASE AGREEMENT

                               dated July 31, 1998

                                     between

                           James Cable Partners, L.P.

                                       and

                       Rapid Communications Partners, L.P.